                                                                    EXHIBIT 23.1


The Board of Directors
Procom Technology, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-23905, 333-82229 and 333-82231) on Form S-8 of Procom Technology, Inc., of
our report dated September 22, 2000, except as to note 14, which is as of October 10, 2000, relating to the consolidated balance sheets of Procom Technology, Inc. and its subsidiaries as of July 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, and the related schedule, which report appears in the July 31, 2000, annual report on Form 10-K of Procom Technology, Inc.


                                                  KPMG LLP


Orange County, California
October 27, 2000